Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 5 to the Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of Healthways, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  June 4, 2014

North Tide Capital Master, LP

By:	North Tide Capital GP, LLC, its General Partner

By:	/s/ Conan J. Laughlin
	Name:	Conan J. Laughlin
	Title:	Manager

North Tide Capital, LLC

By:	/s/ Conan J. Laughlin
	Name:	Conan J. Laughlin
	Title:	Manager

/s/ Conan J. Laughlin
Conan J. Laughlin